AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER

AGREEMENT made as of the 25th  day of April, 2016 and amended and restated effective as of September 29, 2016 by and among Global Atlantic Investment Advisors, LLC (formerly Forethought Investment Advisors LLC prior to March 30, 2016), an Indiana limited liability company (the “Investment Adviser”), Forethought Variable Insurance Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Schedule A (each a “Fund” and together, the “Funds”), and Wilshire Associates Incorporated (the “Sub-adviser”), a California corporation.

WHEREAS, the Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and each Fund is a series of the Trust;

WHEREAS, the Investment Adviser and the Sub-adviser are investment advisers registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, pursuant to the provisions of the Investment Advisory Agreement dated January 2, 2014, as amended through August 16, 2016 between the Investment Adviser and the Trust, on behalf of the Funds (the “Investment Adviser Advisory Agreement”), the Investment Adviser may delegate any or all of its portfolio management responsibilities under that agreement to one or more subadvisers;

WHEREAS, the Investment Adviser has selected the Sub-adviser to act as a sub-investment adviser of each of the Funds and to provide certain other services, as more fully set forth below, and the Sub-adviser is willing to act as such sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Investment Adviser, the Trust and the Sub-adviser agree as follows:

1.             Investment Advisory and Management Services.  The Investment Adviser hereby appoints the Sub-adviser to serve as a subadviser to the Funds or, where the Funds have multiple subadvisers (as determined by the Investment Adviser from time to time), a discrete portion of the Funds and the Sub-adviser hereby accepts such appointment.  References to “Funds” herein include a discrete portion of the Funds, as applicable.  Subject to the supervision of the Investment Adviser, Sub-adviser will regularly provide the Funds with investment advice and certain investment management services (solely as provided in this Agreement) concerning the investments of the Funds.  The Sub-adviser will determine what securities or instruments shall be purchased, held or sold by the Funds and what portion of each Fund’s assets shall be held uninvested in cash and cash equivalents, subject always to the provisions of the Trust’s Declaration of Trust and By-laws and the 1940 Act, and to the investment objectives, policies and restrictions applicable to the Funds (including, without limitation, Sections 817(h) and 851(b)(3) of the Internal Revenue Code of 1986, as amended) (the “Code”), as each of the same shall be from time to time in effect or set forth in the Funds’ Prospectus and Statement of Additional Information, as well as any other investment guidelines or policies the Trust’s Board of Trustees (the “Board” or “Trustees”) or the Investment Adviser may from time to time establish and deliver in writing to the Sub-adviser.  The Sub-adviser may, as permitted by rule, regulation or position of the staff of the Securities and Exchange Commission, utilize the personnel of its affiliates including foreign affiliates in providing services under this Agreement, provided that Sub-Adviser remains solely responsible for the provision of services under this Agreement.

The Sub-adviser will exercise full discretion with respect to the investment and reinvestment of the assets of the Funds, subject to the preceding paragraph; provided that the Investment Adviser and Sub-adviser agree that the Investment Adviser shall be responsible for all trading and investment execution activities on behalf of the Funds and that the Sub-adviser shall have no responsibilities with respect to trading or investment execution with respect to the Funds.

The Sub-adviser will also make its officers and employees available to meet with the officers of the Investment Adviser and the Trust’s officers and Trustees at least quarterly on reasonable notice to review the investments and investment program of the Funds in the light of current and prospective economic and market conditions.  From time to time as the Board of Trustees of the Trust or the Investment Adviser may reasonably request, the Sub-adviser will furnish to the Investment Adviser and Trust’s officers and to each of its Trustees, at the Sub-adviser’s expense, reports on portfolio transactions and reports on issues of securities or instruments held by the Funds, all in such detail as the Trust or the Investment Adviser may reasonably request.  If requested to do so by Investment Adviser, Sub-adviser shall provide reasonable assistance to the Investment Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of the Funds in accordance with valuation procedures and methods established by the Trust.

In addition, the Sub-adviser will provide a quarterly certification, in the form provided by the Investment Adviser from time to time and agreed to by the Sub-adviser, that the Sub-adviser has managed the Funds in accordance with the provisions of this Agreement.  The Sub-adviser acknowledges and agrees that the Investment Adviser may, in its discretion, provide such quarterly compliance certifications to the Board.    The Sub-adviser shall also, upon the reasonable request of the Investment Adviser, provide the officers of the Funds with supporting certifications in connection with such certifications of the Funds’ financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act.

The Sub-adviser will cooperate with and provide reasonable assistance to the Investment Adviser, the Funds’ custodian and foreign custodians, transfer agent and all other agents and representatives of the Trust and the Investment Adviser on behalf of the Funds, and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interaction with each to promote the exchange of information.

The Sub-adviser shall not be responsible (i) voting any proxies or taking any action with respect to corporate action elections for proxies and corporate actions with respect to securities held by the Funds or (ii) for filing proofs of claim or otherwise participating in class action lawsuits with respect to securities held by the Funds, each of which shall be the responsibility of the Investment Adviser.

The Sub-adviser shall maintain all books and records required by Rule 31a-1 under the 1940 Act relating to its responsibilities provided hereunder with respect to the Funds, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act.  The Sub-adviser shall permit the Investment Adviser, the Funds’ officers and its independent public accountants to inspect and audit such records at reasonable times during normal business hours upon reasonable notice.

Investment Adviser understands and has advised the Funds’ Trustees that Sub-adviser may act as an investment adviser or sub-investment adviser to other investment companies and other advisory clients. If any occasion should arise in which the Sub-adviser gives any advice to its clients concerning the shares of the Funds, the Sub-adviser will act solely as investment counsel for such clients and not in any way on behalf of the Funds.  The Sub-adviser’s services to the Funds pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Sub-adviser may render investment advice, management and other services to others.

The Sub-adviser is prohibited from consulting with any other subadviser to the Funds or any other subadviser to any other series of the Trust concerning the Funds’ transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

2.             Expenses.  The Sub-adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary expenses incurred by it in connection with its activities under this Agreement.  The Sub-adviser will not be responsible for expenses of the Investment Adviser or the Funds, including, but not limited to, the following: the cost of the securities purchased on behalf of the Funds (including brokerage commissions, if any); the Funds’ legal, auditing and accounting expenses; expenses of maintenance of the Funds’ books and records (other than those required to be maintained by the Sub-adviser), including computation of the Funds’ daily net asset value per share and dividends; interest, taxes, governmental fees and membership dues incurred by the Funds; fees of the Funds’ custodian, transfer agent, registrar or other agents; expenses of preparing the Funds’ share certificates; expenses relating to the redemption or repurchase of the Funds’ shares; expenses of registering and qualifying Funds shares for sale under applicable federal and state laws; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Funds investors; cost of Funds stationery; costs of Trustee, shareholder and other meetings of the Trust or Funds; traveling expenses of officers, trustees and employees of the Trust or Funds; fees of the Trust’s trustees and salaries of any officers or employees of the Trust or Funds; and each Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Trust or Funds and their officers and trustees.

3.             Compensation of Sub-adviser.  As compensation for all investment advisory and management services to be rendered hereunder, the Investment Adviser will pay the Sub-adviser the subadvisory fee listed in Schedule B.

For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter.  The Sub-adviser’s fee shall be payable solely by the Investment Adviser.  The Funds shall have no responsibility for such fee.

For purposes hereof, the value of net assets of the Funds shall be computed in the manner specified in the Funds’ Prospectus and Statement of Additional Information for the computation of the value of the net assets of the Funds in connection with the determination of net asset value of its shares.  On any day that the net asset value determination is not calculated or is suspended as specified in the

Funds’ Prospectus, the net asset value for purposes of calculating the advisory fee shall be calculated as of the date last determined.

4.             Obligations of the Investment Adviser.

a.             The Investment Adviser shall provide (or cause the Trust’s custodian to provide) timely information to the Sub-adviser regarding such matters as the composition of assets in the Funds, cash requirements and cash available for investment in the Funds, and all other information as may be reasonably necessary for the Sub-adviser to perform its responsibilities hereunder.

b.             The Investment Adviser has furnished the Sub-adviser a copy of the prospectus and statement of additional information of the Funds and agrees during the continuance of this Agreement to furnish the Sub-adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective.  The Investment Adviser agrees to furnish the Sub-adviser with copies of any financial statements or reports made by the Funds to its shareholders, and any further materials or information which the Sub-adviser may reasonably request to enable it to perform its functions under this Agreement.

5.             Brokerage Transactions.  The Sub-adviser will have full discretionary authority with respect to selecting the investments of the Funds; provided that the Investment Adviser shall be responsible for placing all orders for the purchase and sale of securities for the account of the Funds with such brokers, dealers or futures commission merchants as it may select.

For greater clarity, in connection with purchases or sales of portfolio securities for the account of the Funds, neither the Sub-adviser nor any of its affiliated persons, will act as a principal or agent or receive directly or indirectly any compensation in connection with the purchase or sale of investment securities by the Funds, except as permitted by applicable law.

6.             Standard of Care and Liability of Sub-adviser.  Neither the Sub-adviser nor any of its partners, officers, stockholders, agents or employees will be liable to Investment Adviser, the Funds or any shareholder of the Funds for any error of judgment, mistake of law, or loss arising out of any investment, including the purchase, sale, or retention of any security on the recommendation of the Sub-adviser, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and/or such other individual, firm, or corporation shall have been selected, with reasonable care and in good faith or for any other act or omission in the performance by Sub-adviser of its duties hereunder except for liability resulting from willful misfeasance, bad faith, or gross negligence on Sub-adviser’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

Neither the Investment Adviser nor any of its partners, officers, stockholders, agents or employees will be liable to the Sub-adviser except for liability resulting from willful misfeasance, bad faith, or gross negligence on Investment Adviser’s part in the performance of its duties or from reckless disregard by it of (i) its obligations and duties under this Agreement or (ii) its obligations and duties under the Investment Adviser Advisory Agreement.

This Section 6 shall survive the termination of this Agreement.

7.             Term and Termination.  This Agreement shall remain in force for two (2) years from the date of execution and from year to year thereafter, but only so long as such continuance, and the continuance of the Investment Adviser as investment adviser of the Funds, is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Sub-adviser or the Investment Adviser of the Funds, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Funds.  The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.  This Agreement may, upon 60 days’ written notice to the Sub-adviser, be terminated at any time without the payment of any penalty, (a) by the Funds, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Funds, or (b) by the Investment Adviser.  This Agreement may, upon 60 days written notice to the Trust and the Investment Adviser, be terminated at any time, without payment of any penalty, by the Sub-adviser.  This Agreement shall automatically terminate in the event of its assignment or in the event that the Investment Adviser Advisory Agreement is terminated.

8.             Interpretation of Terms; Captions.  In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (including specifically the definitions of “interested person,” “affiliated person,” “assignment,” “control” and “vote of a majority of the outstanding voting securities”), shall be applied, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.  Captions used herein are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

9.             Registration Statement Information Concerning Sub-adviser.  The Sub-adviser agrees to review each Fund’s Prospectus and Statement of Additional Information at the request of the Investment Adviser in connection with the Trust’s annual update to its Registration Statement on Form N-1A, or at such other times the Investment Adviser may reasonably request to ensure that the description of the Sub-adviser and the investment policies and strategies followed by the Sub-adviser in managing the Funds are accurate in all material respects.

10.          Other Representations and Agreements.

(i)           Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

(ii)           Each of the Sub-adviser and the Investment Adviser represents and warrants that it is an investment adviser duly registered with the Securities and Exchange Commission under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect.

(iii)          The Sub-adviser represents that it has adopted and implemented and shall maintain written policies and procedures with respect to its services pursuant to this Agreement that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) and the Advisers Act and the rules thereunder as required by Rule 206(4)-7 under the Advisers Act.

(iv)          The Sub-adviser represents that it has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, which it has provided to the Trust.  The Sub-adviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information, whether concerning the Funds or otherwise, by the Sub-adviser and its employees.

(v)           The Sub-adviser shall maintain errors and omissions insurance coverage and commercial general liability insurance coverage, each in a commercially reasonable amount, and from insurance providers that are in the business of regularly providing insurance coverage to investment advisers. Upon request, the Sub-adviser shall provide to the Investment Adviser any information it may reasonably require concerning the amount of or scope of such insurance.

(vi)          The Sub-adviser agrees to notify promptly the Investment Adviser and the Trust in writing in the event : (i) the Sub-adviser is served or otherwise receives notice of any action, suit or proceeding, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Funds are a member of the plaintiff class by reason of the Funds’ ownership of shares in the defendant); (ii) the compliance by the Sub-adviser with the federal or state securities laws in connection with the services provided to the Funds under this Agreement would be likely, in the reasonable determination of the Sub-adviser in respect of the period beginning on the date of such determination and the subsequent sixty calendar days, to have a material and adverse impact on the ability of the Sub-adviser to fulfill its duties hereunder; or (iii) the controlling stockholder of the Sub-adviser changes or an actual change in control resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

(viii)        Each of the parties to this Agreement agrees to reasonably cooperate with each other party to the extent permitted by applicable laws, regulations or orders in connection with any investigation or inquiry relating to this Agreement or the Trust.

11.          Confidentiality.  The Investment Adviser and Sub-adviser shall keep confidential any non-public information obtained in connection with its duties hereunder (“Confidential Information”) and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law or applicable regulation, in which case the disclosing party will inform the non-disclosing party of such request and/or requirement as soon as practicable.  Notwithstanding any other provision of this Agreement, Investment Adviser acknowledges that in the ordinary course of Sub-adviser’s business, Sub-adviser evaluates and makes recommendations with respect to investment managers (“Manager Evaluations”) and agrees that Sub-adviser may use and disclose any information regarding the underlying investment managers with respect to the Funds in Sub-adviser’s possession, including without limitation Confidential Information, in connection with such Manager Evaluations.

12.          Use of Name.  Neither the Investment Adviser nor the Trust shall use the name of the Sub-adviser in any prospectus, sales literature, or other material relating to the Investment Adviser or the Trust in any manner not approved in advance in writing by the Sub-adviser; provided, however, that the Sub-adviser hereby approves the use of its name solely in reference to its engagement as a sub-advisor to the Funds hereunder in connection with any filings or documentation  required by the Securities and Exchange Commission (the “SEC”) or a state securities commission; and provided further, that in no event shall any such approval be unreasonably withheld.  Upon termination of this Agreement in accordance with Section 7, the Investment Adviser and/or the Trust shall cease using any references to the Sub-adviser in Trust and Investment Adviser documents unless such reference is required by law.  Similarly, the Sub-adviser shall cease using any references to the Investment Adviser or Trust in any documents unless such reference is required by law. For purposes of this paragraph, documents include but are not limited to, marketing materials, regulatory filings, and performance reporting.

13.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of New York, except to the extent in conflict with U.S. federal law, in which event U.S. federal law will control.

14.          Entire Agreement; Amendments.  This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof.  It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the Securities and Exchange Commission.

15.          Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16.          Independent Contractor.   In the performance of the Sub-adviser’s duties hereunder, the Sub-adviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Funds or the Investment Adviser in any way or otherwise be deemed to be an agent of the Trust, the Funds or the Investment Adviser.

17.          No Third-Party Beneficiaries.  The sole parties to this Agreement are the Investment Adviser, the Trust and the Sub-adviser and the Investment Adviser and the Trust are the sole beneficiaries of the Sub-adviser’s services hereunder.  The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of the shares of the Trust and/or a Fund, that is not expressly identified as a party to this Agreement.  The terms of this Agreement may be enforced solely by a party to this Agreement.

18.          Notices.  Any notice under this Agreement shall be delivered or mailed to the addresses set forth below, or such other address as any party may specify in writing to the others:

If to the Trust or Funds:

Forethought Variable Insurance Trust

300 North Meridian Street

Indianapolis, IN  46204

Attn: General Counsel

If to the Investment Adviser:

Global Atlantic Investment Advisors, LLC

300 North Meridian Street

Indianapolis, IN 46204

Attn: President

If to the Sub-adviser:

Wilshire Associates Incorporated

1299 Ocean Avenue, Suite 700

Santa Monica, California 90401

Attn: General Counsel

If delivered, such notices shall be deemed given upon receipt by the other party or parties.  If mailed, such notices shall be deemed given seven (7) days after being mailed.

19.          Limitation of Liability.  It is understood and expressly stipulated that neither the holders of shares of the Funds nor the Trustees shall be personally liable hereunder.  All persons dealing with the Funds must look solely to the property of the Funds for the enforcement of any claims against the Funds.

20.          Execution in Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

Forethought Variable Insurance Trust

By:

Its:	President

Global Atlantic Investment Advisors, LLC

By:

Its:	President

Wilshire Associates Incorporated

By:

Its:

SCHEDULE A

List of Portfolios

Forethought Variable Insurance Trust On Behalf of:

Global Atlantic American Funds® Managed Risk Portoflio(1)

Global Atlantic Select Advisor Managed Risk Portoflio(2)

Global Atlantic Wilshire Dynamic Conservative Allocation Portfolio

Global Atlantic Wilshire Dynamic Moderate Allocation Portfolio

Global Atlantic Wilshire Dynamic Growth Allocation Portfolio

Global Atlantic Wilshire Dynamic Global Allocation Portfolio

(1)  formerly FVIT American Funds® Managed Risk Portoflio prior to April 29, 2016

(2)  formerly FVIT Select Advisor  Managed Risk Portoflio prior to April 29, 2016